CORNERSTONE REAL ESTATE ADVISERS LLC

POLICIES AND PROCEDURES

PART II

CODE OF ETHICS

Revised 10-01-2011

CORNERSTONE REAL ESTATE ADVISERS LLC

CODE OF ETHICS

Adoption of Code of Ethics

This Code of Ethics (this “Code”) has been approved and adopted by the Compliance Committee of Cornerstone Real Estate Advisers LLC (“Cornerstone”, the “Firm”).  This Code is intended to provide a framework for compliance with SEC Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 (together, the “Rules”) under the Investment Company Act of 1940 (“Investment Company Act”).

These Rules require SEC registered investment advisers to have in place a code of ethics with respect to the business conduct of supervised persons and access persons that reflects Cornerstone’s fiduciary duties and requires supervised persons to comply with applicable securities laws.  The Rules also require certain personnel to report their personal securities holdings and transactions (including transactions in mutual funds advised by the adviser or an affiliate), and to pre-clear certain personal security transactions.  These and other requirements of the Rules are set forth in this Code.

Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client.  This Code is based on the overriding principle that Cornerstone has a fiduciary duty to the Firm’s clients.  Accordingly, employees should conduct their activities in accordance with the following standards:

1.

Clients’ Interests Come First.  In the course of fulfilling their duties and responsibilities to clients, employees should at all times place the interests of the clients first.  In particular, employees should avoid putting their own personal interests ahead of the interests of a client.

2.

Conflicts of Interest Should Be Avoided.  Employees should avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to the Firm’s clients.

3.

Compromising Situations Should Be Avoided.  Employees should never take advantage of their position of trust and responsibility at the Firm.   Employees should avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of employees should be guided by, and adhere to, these fiduciary standards.  The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards.  However, all activities by employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code.  Any violation of this Code may result in penalties that could include termination of employment.

Employee’s Duty to Comply with the Federal Securities Laws

Cornerstone’s activities are governed by the federal securities laws, including the Advisers Act and the Investment Company Act.  Employees are required to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

Compliance with Prospectus

All transactions in shares of the Oppenheimer Real Estate Fund or the Touchstone Global Real Estate Fund and any other mutual fund advised by Cornerstone must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including but not limited to the Fund’s policies and procedures relating to short term trading and forward pricing of securities.

Prohibitions on Insider Trading

1.

Trading on Knowledge of Cornerstone Clients’ Activities.  All employees are prohibited from taking personal advantage of their knowledge of recent or impending investment activities of clients.  In particular, employees are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account.

2.

Trading While in Possession of Material Non-Public Information.  All employees are prohibited from buying or selling any security while in the possession of material non-public information about the issuer of the security.  This Code also prohibits employees from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)

 Identifying Material Non-Public Information.

Material Information.  Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions.  Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments.  Material information may also relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material.  You are encouraged to direct any questions to the Compliance Department.

Non-Public Information.  Information is considered public when it has been circulated broadly to investors in the marketplace.  Tangible evidence of such circulation is the best indication that the information is public.  For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

Employees should be particularly aware that Cornerstone’s business often requires its employees to work closely in transactions with persons employed by or representing public companies.  In the context of negotiating those transactions, Cornerstone employees may obtain non-public information related to a business partner or other public issuer of securities.  Such entities may include hotel, hotel management, property management, real estate brokerage, engineering, construction, architectural, appraisal, real estate consulting, or other companies, including publically listed real estate investment trusts.  Any information obtained in this context must be carefully evaluated in consideration of the material, non-public analysis set forth above.

(b)

 Reporting Material Non-Public Information.  Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information.  If you think you might have such knowledge, you should:

▪

Report the information and proposed trade immediately to the Chief Compliance Officer;

▪

Refrain from trading in the security on behalf of yourself or clients;

▪

Refrain from communicating the information to anyone outside or inside the Firm other than the Compliance Department.

Cornerstone will determine whether the information is material and non-public and, if so, what actions need to be taken.

Covered Persons

A Covered Person under this Code includes any employee holding the position of Assistant Vice President or higher and any other employee notified by the Chief Compliance Officer (“CCO”) that he or she is a Covered Person.  “Covered Person” as referred to in this Code has been defined to include those persons defined in the Rules as “Access Person(s).”  The personal securities trading requirements of this Code (reporting of trading and positions, pre-approval and restrictions) applies to all Covered Persons and their spouses, minor children, and other adults living in the Covered Person’s household.

Trading Restrictions for Covered Persons

Covered Persons are prohibited from purchasing any Restricted Security.  For purposes of this prohibition, “Restricted Security” means any public security (including common and preferred stock, or debt) of:

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a real estate investment trust (REIT);

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a real estate operating company (REOC);

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an issuer of a security included in the global benchmark(s) as set forth in the Firm’s GIPS Performance Presentations; or

●

an issuer of any other security held by a client or which may be purchased for a client (i.e., for which active coverage exists in the Securities Group).

Covered Persons/Pre Clearance Requirements

REIT/REOC Securities.  Covered Persons must obtain clearance from a Pre-clearance officer1 prior to selling any Restricted Security.2  This enables Cornerstone to ensure that Covered Persons are not trading in potential conflict with client trading.

1 The Pre-clearance officers are the Securities Group Managing Director, and any member of the Securities Group which he has designated to pre-approve trades in accordance with the Code.

2 Since all Covered Persons are prohibited from buying any public real estate security, including REITs and REOCs, these pre-clearance requirements will generally be limited in practicality to requests to sell such restricted securities which were already held by the employee at the time of the Code revision.

Procedure.  Prior to selling any Restricted Security, a Covered Person must request approval by notifying the Pre-clearance officers by email of the intended transaction (the “Intended Transaction”).  The email must contain the following information:

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The name of the company;

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The security intended to be sold (Including ticker or CUSIP, if available); and

•

The number of shares or face amount to be sold.

The CCO must be copied on the email to the Pre-clearance officers.

A Pre-clearance officer will respond to the requestor with an approval or denial of the Intended Transaction.  Such determination will be made by a Pre-clearance officer after consideration of client trading and holdings, and includes a consideration of the securities that Cornerstone is considering purchasing or selling on behalf of a client or clients.

If the responding Pre-clearance officer determines that there is no conflict of interest presented by the Intended Transaction and the CCO has no other objection to it, the Pre-clearance officer will notify the Covered Person of such by e-mail with a copy to the CCO.  The employee shall then be free to sell the stock, subject to conditions as to timing or size of the transaction which may be imposed upon the Intended Transaction by the Pre-clearance officer or the CCO.  Approvals without conditions are valid as requested, but ONLY for the day granted.

Cornerstone Advised Mutual Funds

There is no requirement that Covered Persons obtain approval prior to purchasing or selling shares in a Cornerstone advised mutual fund (“Cornerstone Fund”).  However, any purchase or sale of shares in a Cornerstone Fund shall be detailed in the Quarterly Transaction Report, and shall be properly disclosed on a new hire or annual holdings report.  (Note:  Any shares purchased as part of an “Automatic Investment Plan” such as a payroll related investment in the Firm’s 401(k) do not need to be precleared or reported on the quarterly transaction report).

Other Requirements

Covered Persons are prohibited from selling any security for which pre-clearance is required within seven days (before or after) of a Firm client’s trade in that security.  In the event of a violation of this prohibition, the Covered Person may be required to disgorge any profits realized in the trade and may be subject to other remedies as contemplated in this Code and the Firm’s policies and procedures.

Transaction/Holdings Reports

The Rules also require that Covered Persons provide to the CCO a list of their personal securities holdings at the time they become a Covered Person and at least annually thereafter.  All Covered Persons must also provide the CCO with quarterly securities transaction reports.

Covered Securities:  All securities shall be listed on the holdings and transactions reports except for the following:

(i)

direct obligations of the Government of the United States;

(ii)

money market instruments;

(iii)

shares of money market funds; and

(iv)

holdings in shares of mutual funds, unless the mutual fund is advised or sub advised by Cornerstone or an affiliate of Cornerstone.  In this respect, the Oppenheimer Real Estate Fund and the Touchstone Global Real Estate Fund are mutual funds advised by Cornerstone.  Thus, transactions and holdings in these funds must be reported in accordance with this Code unless otherwise exempt from reporting.

(v)

securities transactions in accounts over which you have no direct or indirect influence or control.

Transaction Report:  Not more than thirty (30) days after the end of the calendar quarter, each Covered Person shall provide to the CCO a securities transaction report indicating their securities transactions over the prior quarter.

Holdings Report:  Not more than ten (10) days after the start of their employment, or the time at which an employee becomes a Covered Person by completing the New Hire Holdings Report.  The information in the report shall be as of a date no more than forty-five (45) days prior to the date at which the employee becomes a Covered Person (whether by hire or by promotion).

Annual Holdings Report:  Each Covered Person shall provide to the CCO an annual holdings report listing each security personally owned by such person and/or their immediate family members.

Review

The Chief Compliance Officer, or his designee, shall review all personal securities transactions and holdings reports made under this Code.  Such review will, among other things, document that reports have been filed within legally required time periods, that such reports are complete and consistent with previously filed reports, and that the trading and holdings of Covered Persons are consistent with the requirements of this Code and the Firm’s fiduciary obligations to its clients, and indicate no potential violations of the insider trading or any other securities laws.  Any matter inconsistent with the preceding will be investigated, resolved, and documented as appropriate.

Covered Persons Employed with Affiliates

From time to time Cornerstone may engage affiliates or employees of affiliates to provide Cornerstone or its clients with services which may give an affiliated employee access to firm recommendations or client trading so as to make such person a Cornerstone “Access Person” as contemplated in the Rules.  In cases where the affiliated employee is covered by the affiliate’s Code of Ethics, the CCO may revise the above procedure and utilize the affiliate’s procedures, controls, or reports so as to fulfill its obligations under the Rules.

IPOs and Limited Offerings

All Covered Persons must receive the prior approval of the CCO prior to investing in any initial public offering or limited offering (for example, a private placement of unregistered securities).  This rule is intended to guard against a Covered Person misappropriating a potential investment opportunity of a client and to insure that Covered Persons do not receive a benefit from directing client business.  Thus, prior to investing in any initial public offering or limited offering, all Covered Persons must obtain the prior approval of the CCO.

Reporting of Violations

All employees are required to report to the CCO any violation or suspected violation of the securities laws.  This means that such persons must report any failure to abide by the terms of the securities laws, the Rules and this Code.  For example, if an employee is aware of a violation or suspected violation of the ‘34 Act prohibition on insider trading, such person must report such activity to the CCO.

Distribution of Code of Ethics and Acknowledgement

Each employee is required to be provided with a copy of this Code of Ethics.  In addition, each such person is required to acknowledge in writing their receipt of this Code and will be required to do so annually.

Record Keeping

The following books and records must be maintained in order to document the administration of this Code and maintain compliance with the relevant rules.

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Copies of this Code;

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Records of any violations of this Code and actions taken as a result of violations;

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Copies of the acknowledgments of receipt of this Code;

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Holdings and transaction reports submitted as required by this Code;

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A list of the names of all Covered Persons, as revised;

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Decisions approving access persons’ acquisition of IPOs and limited offerings; and

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Any report furnished to a mutual fund Board of Directors with which Cornerstone has an advisory relationship concerning this Code as set forth in Rule 17j-1(c)(2)(ii) of the Investment Company Act.

•

Any revision or modification of the procedures under this Code to utilize an affiliate’s procedures, controls, or reports to effect compliance with the Rules.

These records must be maintained for a minimum of six years from the date in which they were created.

Form ADV

This Code shall be described or incorporated into Cornerstone’s Form ADV and shall be provided to clients and prospective clients of Cornerstone upon request.